NEWS RELEASE
FOR IMMEDIATE RELEASE
January 28, 2016
CAPITOL FEDERAL FINANCIAL, INC.
REPORTS FIRST QUARTER FISCAL YEAR 2016 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the quarter ended December 31, 2015. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, which will be filed with the Securities and Exchange Commission ("SEC") on or about February 9, 2016 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $20.7 million, including $583 thousand from the daily leverage strategy;

•	basic and diluted earnings per share of $0.16;

•	annualized deposit portfolio growth of 12%;

•	net interest margin of 1.75% (2.11% excluding the effects of the daily leverage strategy); and

•	paid dividends of $44.6 million, or $0.335 per share.

Comparison of Operating Results for the Three Months Ended December 31, 2015 and September 30, 2015

Net income increased $1.9 million, or 10.3%, from the quarter ended September 30, 2015 to $20.7 million, or $0.16 per share, for the quarter ended December 31, 2015, due primarily to a decrease in non-interest expense, along with the benefit of a lower effective income tax rate in the current quarter. Net income attributable to the daily leverage strategy was $583 thousand during the current quarter compared to $669 thousand in the prior quarter. The decrease in the net income attributable to the daily leverage strategy was due to an increase in the Federal Home Loan Bank Topeka ("FHLB") line of credit borrowings rate, which was larger than the increase in the average yield earned on cash at the Federal Reserve Bank.

Net interest income increased $42 thousand, or 0.1%, from the prior quarter to $48.0 million for the current quarter. The net interest margin was 1.75% for the current quarter, unchanged from the prior quarter. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.11% for the current quarter compared to 2.10% for the prior quarter.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter was 2.71%, unchanged from the prior quarter, while the average balance of interest-earning assets increased $19.8 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earning assets would have decreased two basis points from the prior quarter, to 3.21%, while the average balance would have increased $25.8 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2015	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,223	$59,761	$462	0.8%
Mortgage-backed securities ("MBS")	7,831	8,260	(429)	(5.2)
FHLB stock	3,152	3,167	(15)	(0.5)
Cash and cash equivalents	1,620	1,303	317	24.3
Investment securities	1,533	1,920	(387)	(20.2)
Total interest and dividend income	$74,359	$74,411	$(52)	(0.1)

The increase in interest income on loans receivable was due to an $85.0 million increase in the average balance of the portfolio, partially offset by a two basis point decrease in the weighted average yield on the portfolio, to 3.62% for the current quarter.

The decrease in interest income on MBS was due to a $94.4 million decrease in the average balance of the portfolio, partially offset by a three basis point increase in the weighted average yield on the portfolio. Cash flows from the portfolio were primarily used to fund loan growth. During the current quarter, $1.2 million of net premiums on MBS were amortized, which decreased the weighted average yield on the portfolio by 33 basis points. During the prior quarter, $1.4 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 36 basis points.

The increase in interest income on cash and cash equivalents was due primarily to a four basis point increase in the weighted average yield resulting from an increase in yield earned on balances held at the Federal Reserve Bank, as well as to a $166.3 million increase in the average balance due to an increase in operating cash.

The decrease in interest income on investment securities was due to a $136.7 million decrease in the average balance of the portfolio, partially offset by a two basis point increase in the weighted average yield on the portfolio. Cash flows from the portfolio during the current quarter were primarily held as operating cash in anticipation of loan growth and other operational cash flow needs.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased one basis point from the prior quarter, to 1.08%, while the average balance of interest-bearing liabilities increased $61.3 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased three basis points from the prior quarter, to 1.28%, and the average balance would have increased $68.9 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2015	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$16,074	$16,539	$(465)	(2.8)%
Deposits	8,799	8,390	409	4.9
Repurchase agreements	1,504	1,542	(38)	(2.5)
Total interest expense	$26,377	$26,471	$(94)	(0.4)

The decrease in interest expense on FHLB borrowings was due largely to a 10 basis point decrease in the weighted average rate paid on FHLB advances during the current quarter, to 2.24%, due primarily to a full quarter impact of the prepayment of a $175.0 million advance during the prior quarter that had an effective rate of 5.08% and a remaining term-to-maturity of just over six months. The prepaid FHLB advance was replaced with a $175.0 million fixed-rate advance with an effective rate of 2.18% and a term of three years.

The increase in interest expense on deposits was primarily a result of deposit growth, which increased the average balance of the portfolio by $105.6 million. The average balance of wholesale certificates of deposit increased $53.5 million and the average balance of retail deposits increased $52.1 million, largely in the certificate of deposit and checking portfolios.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2015	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,814	$3,845	$(31)	(0.8)%
Insurance commissions	516	724	(208)	(28.7)
Loan fees	342	345	(3)	(0.9)
Other non-interest income	894	547	347	63.4
Total non-interest income	$5,566	$5,461	$105	1.9

The decrease in insurance commissions was due largely to the receipt of annual commissions from certain insurance providers during the prior quarter. The increase in other non-interest income was due primarily to a full quarter impact from the purchase of a new bank-owned life insurance ("BOLI") investment during the prior quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2015	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$10,487	$11,382	$(895)	(7.9)%
Occupancy, net	2,672	2,507	165	6.6
Information technology and communications	2,558	2,634	(76)	(2.9)
Regulatory and outside services	1,486	1,480	6	0.4
Federal insurance premium	1,382	1,403	(21)	(1.5)
Deposit and loan transaction costs	1,274	1,352	(78)	(5.8)
Advertising and promotional	1,154	1,840	(686)	(37.3)
Office supplies and related expense	887	528	359	68.0
Low income housing partnerships	773	1,168	(395)	(33.8)
Other non-interest expense	917	968	(51)	(5.3)
Total non-interest expense	$23,590	$25,262	$(1,672)	(6.6)

The decrease in salaries and employee benefits expense was due primarily to the prior quarter including compensation expense on unallocated Employee Stock Ownership Plan ("ESOP") shares related to the True Blue Capitol dividend paid during the prior fiscal year. The decrease in advertising and promotional expense was due primarily to the timing of media campaigns and sponsorships. The increase in office supplies and related expense was due primarily to the purchase of cards enabled with chip card technology. The decrease in low income housing partnerships expense was due primarily to impairments in the prior quarter and no such impairments in the current quarter.

The Company's efficiency ratio was 44.05% for the current quarter compared to 47.31% for the prior quarter. The change in the efficiency ratio was due primarily to a decrease in non-interest expense. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a lower level of expense.

Income Tax Expense
Income tax expense was $9.2 million for the current quarter compared to $9.4 million for the prior quarter. The decrease between periods was due to a decrease in the effective income tax rate, from 33.2% for the prior quarter, to 30.8% for the current quarter. The decrease in the effective income tax rate between quarters was due primarily to the current quarter including favorable discrete items related to state income tax liabilities, along with an increase in nontaxable income related to BOLI and an increase in low income housing tax credits in the current fiscal year. Management anticipates the effective tax rate for fiscal year 2016 will be approximately 32%, based on fiscal year 2016 estimates as of December 31, 2015.

Comparison of Operating Results for the Three Months Ended December 31, 2015 and 2014

For the quarter ended December 31, 2015, the Company recognized net income of $20.7 million, or $0.16 per share, compared to net income of $20.5 million, or $0.15 per share, for the quarter ended December 31, 2014. The $246 thousand, or 1.2%, increase in net income was due primarily to a $309 thousand increase in non-interest income and a $266 thousand decrease in income tax expense, partially offset by an $448 thousand increase in non-interest expense. Net income attributable to the daily leverage strategy was $583 thousand during the current quarter, compared to $795 thousand for the prior year quarter. The decrease in the net income attributable to the daily leverage strategy was due to an increase in the FHLB line of credit borrowings rate, which was larger than the increase in the average yield earned on the cash at the Federal Reserve Bank.

Net interest income decreased $54 thousand, or 0.1%, from the prior year quarter to $48.0 million for the current quarter. The net interest margin decreased one basis point, from 1.76% for the prior year quarter to 1.75% for the current year quarter. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.11% for the current year quarter, unchanged from the prior year quarter.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased three basis points, from 2.74% for the prior year quarter to 2.71% for the current quarter, while the average balance of interest-earning assets increased $55.9 million from the prior year quarter. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earning assets would have decreased five basis points, from 3.26% for the prior year quarter to 3.21% for the current year quarter. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,223	$58,619	$1,604	2.7%
MBS	7,831	10,001	(2,170)	(21.7)
FHLB stock	3,152	3,181	(29)	(0.9)
Cash and cash equivalents	1,620	1,424	196	13.8
Investment securities	1,533	1,675	(142)	(8.5)
Total interest and dividend income	$74,359	$74,900	$(541)	(0.7)

The increase in interest income on loans receivable was due to a $395.1 million increase in the average balance of the portfolio, partially offset by a 13 basis point decrease in the weighted average yield on the portfolio, to 3.62% for the current quarter. The decrease in the weighted average yield was due primarily to adjustable-rate loans, endorsements, and refinances repricing loans to lower market rates, along with an increase in net deferred premium amortization and the origination and purchase of loans between periods at rates less than the existing portfolio rate.

The decrease in interest income on the MBS portfolio was due primarily to a $332.2 million decrease in the average balance of the portfolio as cash flows not reinvested were used to fund loan growth. Additionally, the weighted average yield on the MBS portfolio decreased seven basis points, from 2.29% during the prior year quarter to 2.22% for the current year quarter. The decrease in the weighted average yield was due primarily to repayments of MBS with yields greater than the weighted average yield on the existing portfolio, as well as to an increase in the impact of net premium amortization. Net premium amortization of $1.2 million during the current year quarter decreased the weighted average yield on the portfolio by 33 basis points. During the prior year quarter, $1.3 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 31 basis points. As of December 31, 2015, the remaining net balance of premiums on our portfolio of MBS was $13.1 million.

The increase in interest income on cash and cash equivalents was due primarily to a three basis point increase in the weighted average yield resulting from an increase in yield earned on balances held at the Federal Reserve Bank.

The decrease in interest income on investment securities was due primarily to a $79.7 million decrease in the average balance.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased three basis points, from 1.11% for the prior year quarter to 1.08% for the current year quarter, while the average balance of interest-bearing liabilities increased $183.1 million from the prior year quarter as a result of deposit growth. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased eight basis points from the prior year quarter, to 1.28%, due primarily to a decrease in the cost of term borrowings. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$16,074	$16,988	$(914)	(5.4)%
Deposits	8,799	8,145	654	8.0
Repurchase agreements	1,504	1,731	(227)	(13.1)
Total interest expense	$26,377	$26,864	$(487)	(1.8)

The decrease in interest expense on FHLB borrowings was due primarily to an 18 basis point decrease in the weighted average rate paid on FHLB advances, to 2.24% for the current year quarter, partially offset by an eight basis point increase in the weighted average rate paid on FHLB line of credit borrowings. The decrease in the weighted average rate paid on the FHLB advance portfolio was primarily a result of renewals of advances to lower market rates and the prepayment of advances between periods.

The increase in interest expense on deposits was primarily a result of deposit growth, which increased the average balance of the deposit portfolio by $235.5 million. The average balance of retail deposits increased $181.8 million, mainly in the certificate of deposit and checking portfolios.

The decrease in interest expense on repurchase agreements was due to the maturity between periods of a $20.0 million repurchase agreement at a rate of 4.45%, which was not replaced.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,814	$3,783	$31	0.8%
Insurance commissions	516	549	(33)	(6.0)
Loan fees	342	374	(32)	(8.6)
Other non-interest income	894	551	343	62.3
Total non-interest income	$5,566	$5,257	$309	5.9

The increase in other non-interest income was due mainly to the purchase of a new BOLI investment between periods.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$10,487	$10,477	$10	0.1%
Occupancy, net	2,672	2,419	253	10.5
Information technology and communications	2,558	2,568	(10)	(0.4)
Regulatory and outside services	1,486	1,296	190	14.7
Federal insurance premium	1,382	1,282	100	7.8
Deposit and loan transaction costs	1,274	1,374	(100)	(7.3)
Advertising and promotional	1,154	889	265	29.8
Office supplies and related expense	887	473	414	87.5
Low income housing partnerships	773	1,546	(773)	(50.0)
Other non-interest expense	917	818	99	12.1
Total non-interest expense	$23,590	$23,142	$448	1.9

The increase in occupancy, net expense was due mainly to non-capitalizable costs associated with the remodel of Capitol Federal Savings Bank's (the "Bank") Kansas City market area operations center. The increase in office supplies and related expense was due primarily to the purchase of cards enabled with chip card technology. The decrease in low income housing partnerships expense was due primarily to impairments in the prior year quarter.

The Company's efficiency ratio was 44.05% for the current quarter compared to 43.42% for the prior year quarter. The change in the efficiency ratio was due primarily to an increase in non-interest expense.

Income Tax Expense
Income tax expense was $9.2 million for the current quarter compared to $9.5 million for the prior year quarter. The effective tax rate for the current quarter was 30.8% compared to 31.7% for the prior year quarter. The decrease in the effective tax rate was due primarily to larger, favorable discrete items in the current quarter related to state income tax liabilities, along with an increase in nontaxable income related to BOLI and an increase in low income housing tax credits in the current fiscal year.

Financial Condition as of December 31, 2015

Total assets were $9.13 billion at December 31, 2015 compared to $9.84 billion at September 30, 2015. The $710.7 million decrease was due primarily to a $540.3 million decrease in cash and cash equivalents and $31.5 million decrease in FHLB stock, both due to the removal of the daily leverage strategy at December 31, 2015, as well as to a $192.3 million decrease in the securities portfolio. Cash flows from the securities portfolio were primarily held as operating cash as well as used to fund loan growth during the quarter.

The loan receivable portfolio, net, increased $40.1 million, to $6.67 billion at December 31, 2015, from $6.63 billion at September 30, 2015. The loan growth was funded with cash flows from the securities portfolio. During the current quarter, the Bank originated and refinanced $195.6 million of loans with a weighted average rate of 3.68%, purchased $118.6 million of loans from correspondent lenders with a weighted average rate of 3.54%, and participated in $8.9 million of multi-family and commercial real estate loans with a weighted average rate of 4.25%.

Total liabilities were $7.74 billion at December 31, 2015 compared to $8.43 billion at September 30, 2015. The $685.3 million decrease was due primarily to a $799.2 million decrease in FHLB borrowings largely as a result of the removal of the daily leverage strategy at December 31, 2015, along with a $100.0 million decrease in term advances, as well as to a $37.5 million decrease in advance payments by borrowers for taxes and insurance due to the payment of real estate taxes and insurance on behalf of our borrowers, partially offset by a $140.0 million increase in the deposit portfolio. Management intends to remove the entire daily leverage strategy at each quarter end during fiscal year 2016. The growth in deposits was primarily in the checking, wholesale certificate of deposit, and money market portfolios, which increased $79.3 million, $36.8 million, and $34.1 million, respectively.

Stockholders' equity was $1.39 billion at December 31, 2015 compared to $1.42 billion at September 30, 2015. The $25.4 million decrease between periods was due primarily to the payment of $44.5 million in cash dividends, partially offset by net income of $20.7 million. The $44.5 million in cash dividends paid during the current quarter consisted of a $0.25 per share, or $33.2 million, cash true-up dividend related to fiscal year 2015 earnings per the Company's dividend policy, and a regular quarterly cash dividend of $0.085 per share, or $11.3 million. On January 26, 2016, the Company declared a regular quarterly cash dividend of $0.085 per share, or approximately $11.3 million, payable on February 19, 2016 to stockholders of record as of the close of business on February 5, 2016.

At December 31, 2015, Capitol Federal Financial, Inc., at the holding company level, had $70.3 million on deposit at the Bank. For fiscal year 2016, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company did not repurchase any shares during the three months ended December 31, 2015 or subsequent to December 31, 2015 through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	December 31,	September 30,	December 31,
	2015	2015	2014
	(Dollars in thousands)
Stockholders' equity	$1,390,833	$1,416,226	$1,465,929
Equity to total assets at end of period	15.2%	14.4%	16.2%

The following table presents a reconciliation of total and net shares outstanding as of December 31, 2015.

Total shares outstanding	137,130,588
Less unallocated ESOP shares and unvested restricted stock	(4,262,474)
Net shares outstanding	132,868,114

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well-capitalized" status for the Bank and the Company in accordance with regulatory standards. As of December 31, 2015, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at December 31, 2015.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status
Tier 1 leverage ratio	11.3%	5.0%
Common equity tier 1 capital ratio	30.6	6.5
Tier 1 capital ratio	30.6	8.0
Total capital ratio	30.8	10.0

A reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of December 31, 2015 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,274,579
Unrealized gains on available-for-sale ("AFS") securities	(5,576)
Total tier 1 capital	1,269,003
Allowance for credit losses ("ACL")	9,201
Total capital	$1,278,204

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	December 31,	September 30,
	2015	2015
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $209,647 and $764,816)	$232,354	$772,632
Securities:
AFS at estimated fair value (amortized cost of $628,005 and $744,708)	636,970	758,171
Held-to-maturity at amortized cost (estimated fair value of $1,211,180 and $1,295,274)	1,199,978	1,271,122
Loans receivable, net (ACL of $9,201 and $9,443)	6,665,128	6,625,027
FHLB stock, at cost	119,027	150,543
Premises and equipment, net	79,185	75,810
Income taxes receivable, net	—	1,071
Other assets	200,780	189,785
TOTAL ASSETS	$9,133,422	$9,844,161

LIABILITIES:
Deposits	$4,972,480	$4,832,520
FHLB borrowings	2,471,272	3,270,521
Repurchase agreements	200,000	200,000
Advance payments by borrowers for taxes and insurance	24,316	61,818
Income taxes payable, net	7,059	—
Deferred income tax liabilities, net	25,765	26,391
Accounts payable and accrued expenses	41,697	36,685
Total liabilities	7,742,589	8,427,935

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 137,130,588 and 137,106,822
shares issued and outstanding as of December 31, 2015 and September 30, 2015, respectively	1,371	1,371
Additional paid-in capital	1,151,867	1,151,041
Unearned compensation, ESOP	(40,887)	(41,299)
Retained earnings	272,906	296,739
Accumulated other comprehensive income, net of tax	5,576	8,374
Total stockholders' equity	1,390,833	1,416,226
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,133,422	$9,844,161

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2015	2015	2014
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,223	$59,761	$58,619
MBS	7,831	8,260	10,001
FHLB stock	3,152	3,167	3,181
Cash and cash equivalents	1,620	1,303	1,424
Investment securities	1,533	1,920	1,675
Total interest and dividend income	74,359	74,411	74,900

INTEREST EXPENSE:
FHLB borrowings	16,074	16,539	16,988
Deposits	8,799	8,390	8,145
Repurchase agreements	1,504	1,542	1,731
Total interest expense	26,377	26,471	26,864

NET INTEREST INCOME	47,982	47,940	48,036

PROVISION FOR CREDIT LOSSES	—	—	173
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	47,982	47,940	47,863

NON-INTEREST INCOME:
Retail fees and charges	3,814	3,845	3,783
Insurance commissions	516	724	549
Loan fees	342	345	374
Other non-interest income	894	547	551
Total non-interest income	5,566	5,461	5,257

NON-INTEREST EXPENSE:
Salaries and employee benefits	10,487	11,382	10,477
Occupancy, net	2,672	2,507	2,419
Information technology and communications	2,558	2,634	2,568
Regulatory and outside services	1,486	1,480	1,296
Federal insurance premium	1,382	1,403	1,282
Deposit and loan transaction costs	1,274	1,352	1,374
Advertising and promotional	1,154	1,840	889
Office supplies and related expense	887	528	473
Low income housing partnerships	773	1,168	1,546
Other non-interest expense	917	968	818
Total non-interest expense	23,590	25,262	23,142
INCOME BEFORE INCOME TAX EXPENSE	29,958	28,139	29,978
INCOME TAX EXPENSE	9,240	9,354	9,506
NET INCOME	$20,718	$18,785	$20,472

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2015	2015	2014
	(Dollars in thousands, except per share amounts)
Net income	$20,718	$18,785	$20,472
Income allocated to participating securities	(27)	(23)	(42)
Net income available to common stockholders	$20,691	$18,762	$20,430

Average common shares outstanding	132,821,834	133,390,617	136,087,433
Average committed ESOP shares outstanding	449	124,346	449
Total basic average common shares outstanding	132,822,283	133,514,963	136,087,882

Effect of dilutive stock options	88,873	18,497	27,802

Total diluted average common shares outstanding	132,911,156	133,533,460	136,115,684

Net earnings per share:
Basic	$0.16	$0.14	$0.15
Diluted	$0.16	$0.14	$0.15

Antidilutive stock options, excluded from the diluted average
common shares outstanding calculation	872,039	1,870,471	1,246,761

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	December 31, 2015			September 30, 2015			December 31, 2014
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One- to four-family
Originated	$4,005,625	3.82%	59.3%	$4,010,517	3.84%	59.8%	$3,960,018	3.93%	62.7%
Correspondent purchased	1,896,393	3.52	28.1	1,846,213	3.52	27.5	1,493,189	3.58	23.6
Bulk purchased	469,400	2.23	7.0	485,682	2.25	7.2	544,715	2.35	8.6
Construction	77,124	3.52	1.1	75,152	3.57	1.1	64,597	3.70	1.0
Total	6,448,542	3.61	95.5	6,417,564	3.62	95.6	6,062,519	3.70	95.9
Multi-family and commercial
Permanent	113,852	4.14	1.7	110,938	4.14	1.6	104,222	4.24	1.7
Construction or land development	60,377	4.15	0.9	54,768	4.13	0.8	15,520	3.79	0.2
Total	174,229	4.14	2.6	165,706	4.14	2.4	119,742	4.18	1.9
Total real estate loans	6,622,771	3.63	98.1	6,583,270	3.64	98.0	6,182,261	3.71	97.8

Consumer loans:
Home equity	126,259	4.96	1.8	125,844	5.00	1.9	130,504	5.11	2.1
Other	4,219	4.12	0.1	4,179	4.03	0.1	4,486	4.15	0.1
Total consumer loans	130,478	4.94	1.9	130,023	4.97	2.0	134,990	5.08	2.2
Total loans receivable	6,753,249	3.65	100.0%	6,713,293	3.66	100.0%	6,317,251	3.74	100.0%

Less:
Undisbursed loan funds	91,601			90,565			52,512
ACL	9,201			9,443			9,297
Discounts/unearned loan fees	24,172			24,213			23,468
Premiums/deferred costs	(36,853)			(35,955)			(29,645)
Total loans receivable, net	$6,665,128			$6,625,027			$6,261,619

The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan at the dates presented. Credit scores are updated at least semiannually, with the last update in September 2015, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	December 31, 2015					September 30, 2015					December 31, 2014
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,005,625	62.9%	765	64%	$129	$4,010,517	63.2%	765	64%	$129	$3,960,018	66.0%	764	64%	$127
Correspondent purchased	1,896,393	29.7	764	68	344	1,846,213	29.1	764	68	344	1,493,189	24.9	764	68	331
Bulk purchased	469,400	7.4	753	65	308	485,682	7.7	752	65	310	544,715	9.1	750	66	311
	$6,371,418	100.0%	764	65	168	$6,342,412	100.0%	764	65	167	$5,997,922	100.0%	763	65	160

Loan Commitments
The following table summarizes our one- to four-family loan origination, refinance, and correspondent purchase commitments as of December 31, 2015, along with associated weighted average rates. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. A percentage of the commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$14,045	$60,214	$16,188	$90,447	3.57%
Correspondent	15,600	98,488	18,124	132,212	3.71
	$29,645	$158,702	$34,312	$222,659	3.65

Rate	3.09%	3.88%	3.11%

Loan Activity

The following table summarizes activity in our loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in undisbursed loan funds, ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following tables because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the three months ended December 31, 2015, the Bank endorsed $23.6 million of one- to four-family loans, reducing the average rate on those loans by 90 basis points.

	For the Three Months Ended
	December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,713,293	3.66%	$6,547,702	3.67%	$6,418,780	3.71%	$6,317,251	3.74%
Originated and refinanced:
Fixed	157,447	3.67	165,646	3.73	207,895	3.50	131,532	3.49
Adjustable	38,117	3.74	51,634	3.59	47,609	3.55	36,053	3.63
Purchased and participations:
Fixed	101,644	3.69	164,397	3.64	147,887	3.51	144,370	3.56
Adjustable	25,861	3.17	65,722	3.69	29,046	2.92	41,858	2.94
Repayments	(280,978)		(280,671)		(301,835)		(250,422)
Principal charge-offs, net	(242)		(158)		(128)		(166)
Other	(1,893)		(979)		(1,552)		(1,696)
Ending balance	$6,753,249	3.65	$6,713,293	3.66	$6,547,702	3.67	$6,418,780	3.71

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended
	December 31, 2015			December 31, 2014
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$60,427	3.01%	18.7%	$59,885	3.13%	23.2%
> 15 years	166,383	3.79	51.5	117,319	4.02	45.4
Multi-family and commercial real estate	31,164	4.25	9.6	17,350	3.77	6.7
Home equity	893	5.65	0.3	888	6.21	0.3
Other	224	8.41	0.1	202	8.08	0.1
Total fixed-rate	259,091	3.68	80.2	195,644	3.74	75.7

Adjustable-rate:
One- to four-family:
<= 36 months	904	2.66	0.3	1,367	2.63	0.5
> 36 months	41,097	3.02	12.7	43,530	3.01	16.9
Multi-family and commercial real estate	3,376	4.25	1.0	—	—	—
Home equity	18,059	4.52	5.6	17,261	4.63	6.7
Other	542	3.44	0.2	425	3.33	0.2
Total adjustable-rate	63,978	3.51	19.8	62,583	3.45	24.3

Total originated, refinanced and purchased	$323,069	3.64	100.0%	$258,227	3.67	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$96,111	3.66		$78,704	3.73
Participations - multi-family and commercial real estate	5,533	4.25		15,670	3.79
Total fixed-rate purchased/participations	101,644	3.69		94,374	3.74

Adjustable-rate:
Correspondent - one- to four-family	22,485	3.01		23,705	2.96
Participations - multi-family and commercial real estate	3,376	4.25		—	—
Total adjustable-rate purchased/participations	25,861	3.17		23,705	2.96

Total purchased/participation loans	$127,505	3.59		$118,079	3.58

The following table presents originated, refinanced, and correspondent activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended
	December 31, 2015			December 31, 2014
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$113,655	76%	766	$97,008	76%	769
Refinanced by Bank customers	36,560	68	769	22,684	67	765
Correspondent purchased	118,596	74	763	102,409	75	766
	$268,811	74	765	$222,101	74	767

The following table presents the amount, percent of total, and weighted average rate, by state, for one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the three months ended December 31, 2015.

	For the Three Months Ended
	December 31, 2015
State	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$132,636	49.4%	3.48%
Missouri	57,692	21.5	3.53
Texas	30,705	11.4	3.49
Tennessee	15,162	5.6	3.50
Other states	32,616	12.1	3.53
	$268,811	100.0%	3.50

Multi-Family and Commercial Real Estate Loans: The following table presents the Bank's multi-family and commercial real estate permanent and construction loans and commitments by industry classification, as defined by the North American Industry Classification System, as of December 31, 2015.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Accommodation and food services	$51,357	$41,886	$93,243	$1,506	$94,749	39.4%
Health care and social assistance	11,200	800	12,000	29,920	41,920	17.4
Arts, entertainment, and recreation	—	—	—	34,480	34,480	14.4
Real estate rental and leasing	21,467	740	22,207	—	22,207	9.2
Retail trade	14,909	—	14,909	500	15,409	6.4
Multi-family	17,114	2,437	19,551	—	19,551	8.1
Other	12,319	—	12,319	—	12,319	5.1
	$128,366	$45,863	$174,229	$66,406	$240,635	100.0%

The following table summarizes the Bank's multi-family and commercial real estate permanent and construction loans by state as of December 31, 2015.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Kansas	$45,594	$—	$45,594	$34,480	$80,074	33.3%
Texas	24,997	44,408	69,405	—	69,405	28.8
Missouri	34,122	800	34,922	29,920	64,842	26.9
Colorado	14,397	655	15,052	500	15,552	6.5
Arkansas	6,800	—	6,800	1,506	8,306	3.5
California	2,456	—	2,456	—	2,456	1.0
	$128,366	$45,863	$174,229	$66,406	$240,635	100.0%

The following table presents the Bank's multi-family and commercial real estate permanent and construction loan portfolio and outstanding commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding commitment amount, as of December 31, 2015.

	Count	Amount
	(Dollars in thousands)
Greater than $15 million	4	$124,524
>$10 to $15 million	2	23,750
>$5 to $10 million	3	23,752
$1 to $5 million	23	63,759
Less than $1 million	14	4,850
	46	$240,635

Asset Quality

Economic conditions in the Bank's local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans. As of December 2015, the unemployment rate was 3.9% for Kansas and 4.4% for Missouri, compared to the national average of 5.0%, based on information from the Bureau of Labor Statistics.

The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Of the loans 30 to 89 days delinquent at December 31, 2015, approximately 74% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately four months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	159	$14,277	158	$16,955	150	$16,320	128	$13,097	164	$16,638
Correspondent purchased	10	3,033	8	2,344	15	4,741	7	2,206	6	1,280
Bulk purchased	35	7,805	32	7,259	30	6,249	35	8,137	46	10,047
Consumer loans:
Home equity	36	730	32	703	34	646	30	681	41	916
Other	13	88	11	17	18	80	9	36	14	29
	253	$25,933	241	$27,278	247	$28,036	209	$24,157	271	$28,910
30 to 89 days delinquent loans
to total loans receivable, net		0.39%		0.41%		0.43%		0.38%		0.46%

	Non-Performing Loans and OREO at:
	December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	75	$9,900	66	$6,728	70	$6,180	79	$8,047	75	$7,762
Correspondent purchased	—	—	1	394	1	67	1	490	3	1,039
Bulk purchased	32	7,199	36	8,898	29	7,577	27	8,040	24	7,191
Consumer loans:
Home equity	28	574	24	497	19	443	23	366	20	354
Other	9	25	4	12	5	16	6	19	5	28
	144	17,698	131	16,529	124	14,283	136	16,962	127	16,374
Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	75	7,661	77	9,004	71	9,224	80	9,709	89	9,636
Correspondent purchased	1	24	1	25	2	398	2	401	3	492
Bulk purchased	1	81	1	82	5	959	5	732	6	872
Consumer loans:
Home equity	14	259	12	295	10	219	6	108	5	91
Other	—	—	—	—	—	—	3	11	3	12
	91	8,025	91	9,406	88	10,800	96	10,961	106	11,103
Total non-performing loans	235	25,723	222	25,935	212	25,083	232	27,923	233	27,477

Non-performing loans as a percentage of total loans(2)		0.39%		0.39%		0.39%		0.44%		0.44%

OREO:
One- to four-family:
Originated(3)	25	$1,410	29	$1,752	28	$1,920	36	$1,989	26	$2,551
Correspondent purchased	1	499	1	499	2	714	1	216	—	—
Bulk purchased	6	2,247	2	796	4	1,019	5	1,162	5	685
Consumer loans:
Home equity	1	26	1	8	2	17	—	—	—	—
Other(4)	1	1,278	1	1,278	1	1,278	1	1,278	1	1,300
	34	5,460	34	4,333	37	4,948	43	4,645	32	4,536
Total non-performing assets	269	$31,183	256	$30,268	249	$30,031	275	$32,568	265	$32,013

Non-performing assets as a percentage of total assets		0.34%		0.31%		0.33%		0.32%		0.35%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current. At December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015, and December 31, 2014, this amount was comprised of $2.2 million, $2.2 million, $3.4 million, $1.2 million, and $2.7 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $5.8 million $7.2 million, $7.4 million, $9.8 million, and $8.4 million, respectively, of loans that were current.

(2)
Excluding loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current, non-performing loans as a percentage of total loans were 0.27%, 0.25%, 0.22%, 0.27%, and 0.26%, at December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015, and December 31, 2014, respectively.

(3)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(4)	Represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
	(Dollars in thousands)
Balance at beginning of period	$9,443	$9,601	$9,406	$9,297	$9,227
Charge-offs:
One- to four-family loans:
Originated	(57)	(175)	(108)	(83)	(58)
Correspondent purchased	—	—	—	(11)	—
Bulk purchased	(175)	(7)	(28)	(80)	(113)
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	(18)	(1)	(7)	(11)	(10)
Other consumer loans	—	—	(14)	(4)	(25)
Total charge-offs	(250)	(183)	(157)	(189)	(206)
Recoveries:
One- to four-family loans:
Originated	3	11	12	12	21
Correspondent purchased	—	—	—	—	—
Bulk purchased	—	—	—	4	54
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	5	14	17	6	27
Other consumer loans	—	—	—	1	1
Total recoveries	8	25	29	23	103
Net charge-offs	(242)	(158)	(128)	(166)	(103)
Provision for credit losses	—	—	323	275	173
Balance at end of period	$9,201	$9,443	$9,601	$9,406	$9,297

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs during the period
to average non-performing assets	0.79	0.52	0.41	0.51	0.34
ACL to non-performing loans at end of period	35.77	36.41	38.28	33.69	33.84
ACL to loans receivable, net at end of period	0.14	0.14	0.15	0.15	0.15
ACL to net charge-offs (annualized)	9.5x	15.0x	18.7x	14.2x	22.6x

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolio, at amortized cost, at the dates indicated. The majority of our MBS and investment securities portfolio are composed of securities issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 79% of these portfolios at December 31, 2015. The weighted average life ("WAL") is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	December 31, 2015			September 30, 2015			December 31, 2014
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$985,287	2.26%	3.2	$1,047,637	2.24%	3.2	$1,212,911	2.35%	3.7
GSE debentures	421,231	1.18	2.4	525,376	1.14	1.6	504,802	1.11	2.8
Municipal bonds	39,534	1.85	2.7	38,214	1.87	2.9	35,534	2.11	2.8
Total fixed-rate securities	1,446,052	1.93	3.0	1,611,227	1.87	2.7	1,753,247	1.99	3.4

Adjustable-rate securities:
MBS	379,745	2.26	5.6	402,417	2.22	5.3	482,040	2.26	6.6
Trust preferred securities	2,186	1.77	21.5	2,186	1.59	21.7	2,477	1.50	22.5
Total adjustable-rate securities	381,931	2.25	5.7	404,603	2.21	5.4	484,517	2.26	6.7
Total securities portfolio	$1,827,983	2.00	3.6	$2,015,830	1.94	3.2	$2,237,764	2.04	4.1

MBS: The following table summarizes the activity in our MBS portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	December 31, 2015			September 30, 2015			June 30, 2015			March 31, 2015
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,462,539	2.24%	3.8	$1,565,184	2.25%	3.9	$1,648,046	2.30%	4.3	$1,711,231	2.32%	4.5
Maturities and repayments	(83,835)			(99,840)			(100,538)			(86,156)
Net amortization of (premiums)/discounts	(1,188)			(1,362)			(1,412)			(1,258)
Purchases:
Fixed	—	—	—	—	—	—	20,532	1.74	4.5	25,137	1.53	3.8
Change in valuation on AFS securities	(1,397)			(1,443)			(1,444)			(908)
Ending balance - carrying value	$1,376,119	2.26	3.9	$1,462,539	2.24	3.8	$1,565,184	2.25	3.9	$1,648,046	2.30	4.3

Investment Securities: The following table summarizes the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	December 31, 2015			September 30, 2015			June 30, 2015			March 31, 2015
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$566,754	1.19%	1.8	$641,532	1.18%	2.5	$620,193	1.18%	2.2	$539,012	1.18%	2.9
Maturities and calls	(104,155)			(76,387)			(30,000)			(28,051)
Net amortization of (premiums)/discounts	(101)			(70)			(52)			(68)
Purchases:
Fixed	1,432	1.35	5.6	—	—	—	52,379	1.31	3.1	105,212	1.16	1.7
Change in valuation on AFS securities	(3,101)			1,679			(988)			4,088
Ending balance - carrying value	$460,829	1.24	2.6	$566,754	1.19	1.8	$641,532	1.18	2.5	$620,193	1.18	2.2

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	December 31, 2015			September 30, 2015			December 31, 2014
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Noninterest-bearing checking	$205,374	—%	4.1%	$188,007	—%	3.9%	$174,744	—%	3.7%
Interest-bearing checking	612,656	0.05	12.3	550,741	0.05	11.4	557,895	0.05	11.8
Savings	317,384	0.21	6.4	311,670	0.16	6.4	299,100	0.15	6.4
Money market	1,183,050	0.24	23.8	1,148,935	0.23	23.8	1,151,297	0.23	24.5
Retail certificates of deposit	2,304,865	1.31	46.4	2,320,804	1.29	48.0	2,222,391	1.24	47.2
Public units/brokered deposits	349,151	0.43	7.0	312,363	0.40	6.5	299,585	0.66	6.4
	$4,972,480	0.71	100.0%	$4,832,520	0.72	100.0%	$4,705,012	0.70	100.0%

Public unit deposits totaled $349.2 million at December 31, 2015 compared to $312.4 million at September 30, 2015. There were no brokered deposits at December 31, 2015 or September 30, 2015.

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of December 31, 2015:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$864,973	$162,034	$1,930	$—	$1,028,937	0.58%
1.00 – 1.99%	285,670	439,912	373,033	447,724	1,546,339	1.55
2.00 – 2.99%	27,479	39	1,359	49,341	78,218	2.19
3.00 – 3.99%	130	314	—	—	444	3.20
4.00 – 4.99%	78	—	—	—	78	4.40
	$1,178,330	$602,299	$376,322	$497,065	$2,654,016	1.20

Percent of total	44.4%	22.7%	14.2%	18.7%
Weighted average rate	0.79	1.24	1.51	1.87
Weighted average maturity (in years)	0.5	1.5	2.5	3.8	1.6
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.8

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and effective rates as of December 31, 2015.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2016	$200,000	$—	1.94%	2.00%
2017	500,000	—	2.69	2.72
2018	375,000	100,000	2.35	2.64
2019	400,000	—	1.62	1.62
2020	250,000	100,000	2.18	2.18
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
	$2,475,000	$200,000	2.23	2.29

(1)	The effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit deposit amounts, and term borrowings for the next four quarters as of December 31, 2015.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
March 31, 2016	$221,034	0.83%	$127,467	0.21%	$—	—%	$348,501	0.60%
June 30, 2016	266,202	0.96	85,907	0.37	100,000	3.17	452,109	1.34
September 30, 2016	185,207	0.97	42,052	0.41	100,000	0.83	327,259	0.85
December 31, 2016	216,961	1.02	33,500	0.51	100,000	0.78	350,461	0.90
	$889,404	0.94	$288,926	0.32	$300,000	1.59	$1,478,330	0.95

The following table presents term borrowing activity for the periods shown, which includes FHLB advances, at par, and repurchase agreements. Line of credit activity is excluded from the following tables. The weighted average effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. Rates on new borrowings are fixed-rate. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	December 31, 2015			September 30, 2015			June 30, 2015			March 31, 2015
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,775,000	2.29%	3.3	$2,795,000	2.49%	3.3	$2,795,000	2.51%	3.3	$2,795,000	2.55%	3.0
Maturities and prepayments:
FHLB advances	(200,000)	1.94		(175,000)	5.08		(100,000)	3.01		(250,000)	2.48
Repurchase agreements	—	—		(20,000)	4.45		—	—		—	—
New borrowings:
FHLB advances	100,000	1.45	3.0	175,000	2.18	3.0	100,000	2.25	7.0	250,000	2.06	6.4
Ending balance	$2,675,000	2.29	3.2	$2,775,000	2.29	3.3	$2,795,000	2.49	3.3	$2,795,000	2.51	3.3

Average Rates and Lives

At December 31, 2015, the Bank's one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $531.2 million, or 5.8% of total assets, compared to $735.9 million, or 7.5% of total assets, at September 30, 2015. The decrease in the one-year gap amount was due primarily to higher interest rates at December 31, 2015 than at September 30, 2015, resulting in a decrease in prepayment projections on the Bank's mortgage loan and MBS portfolios, as well as a decrease in the amount of securities projected to be called, which caused a decrease in the amount of assets expected to reprice over the 12-month horizon. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. As interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from estimated levels as borrowers would have less economic incentive to modify their cost of borrowings. If interest rates were to increase 200 basis points, as of December 31, 2015, the Bank's one-year gap is projected to be $131.9 million, or 1.4% of total assets. This compares to a one-year gap of $25.2 million, or 0.3% of total assets, if interest rates were to have increased 200 basis points as of September 30, 2015.

The gap position of the Bank has been managed over the past several years in anticipation of higher interest rates. Because of the on-balance sheet strategies implemented over the past several years of lengthening FHLB advances, increasing rates offered on longer-term certificate of deposit products, purchasing shorter term agency debentures, and focusing on the long-term value of the balance sheet through the measurement and management of our market value of portfolio equity, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	December 31, 2015
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$460,829	1.24%	2.6	25.1%	5.2%
MBS - fixed	989,171	2.26	3.2	53.8	11.1
MBS - adjustable	386,948	2.26	5.6	21.1	4.3
Total investment securities and MBS	1,836,948	2.00	3.6	100.0%	20.6
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,249,681	3.22	4.0	18.5%	14.0
> 15 years	3,927,477	4.00	5.7	58.2	43.9
All other fixed-rate loans	209,913	4.25	3.3	3.1	2.3
Total fixed-rate loans	5,387,071	3.83	5.2	79.8	60.2
Adjustable-rate one- to four-family:
<= 36 months	317,533	1.86	3.8	4.7	3.6
> 36 months	876,727	2.92	2.7	13.0	9.8
All other adjustable-rate loans	171,918	4.32	1.5	2.5	1.9
Total adjustable-rate loans	1,366,178	2.85	2.8	20.2	15.3
Total loans receivable	6,753,249	3.63	4.7	100.0%	75.5
FHLB stock	119,027	5.79	3.2		1.3
Cash and cash equivalents	232,354	0.49	—		2.6
Total interest-earning assets	$8,941,578	3.25	4.4		100.0%

Transaction deposits	$2,318,464	0.16	6.5	46.6%	30.3%
Certificates of deposit	2,654,016	1.20	1.6	53.4	34.7
Total deposits	4,972,480	0.71	3.9	100.0%	65.0
Term borrowings	2,675,000	2.29	3.2		35.0
Total interest-bearing liabilities	$7,647,480	1.26	3.7		100.0%

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at December 31, 2015. At December 31, 2015, the daily leverage strategy was not in place, so the yields/rates presented at December 31, 2015 in the tables below do not reflect the effects of the daily leverage strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Three Months Ended
	December 31, 2015	December 31, 2015			September 30, 2015			December 31, 2014
		Average	Interest		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.63%	$6,651,531	$60,223	3.62%	$6,566,534	$59,761	3.64%	$6,256,458	$58,619	3.75%
MBS(2)	2.26	1,412,702	7,831	2.22	1,507,104	8,260	2.19	1,744,936	10,001	2.29
Investment securities(2)(3)	1.24	503,075	1,533	1.22	639,809	1,920	1.20	582,755	1,675	1.15
FHLB stock	5.79	209,382	3,152	5.97	209,725	3,167	5.99	210,569	3,181	5.99
Cash and cash equivalents	0.49	2,200,345	1,620	0.29	2,034,079	1,303	0.25	2,126,380	1,424	0.26
Total interest-earning assets(1)(2)	3.25	10,977,035	74,359	2.71	10,957,251	74,411	2.71	10,921,098	74,900	2.74
Other noninterest-earning assets		286,920			235,435			230,598
Total assets		$11,263,955			$11,192,686			$11,151,696

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$757,857	72	0.04	$738,912	69	0.04	$695,699	67	0.04
Savings	0.21	313,372	140	0.18	311,620	128	0.16	297,546	105	0.14
Money market	0.24	1,159,201	685	0.23	1,155,701	680	0.23	1,141,099	670	0.23
Retail certificates	1.31	2,311,424	7,536	1.29	2,283,492	7,245	1.26	2,225,759	6,820	1.22
Wholesale certificates	0.43	360,156	366	0.40	306,667	268	0.35	306,399	483	0.63
Total deposits	0.71	4,902,010	8,799	0.71	4,796,392	8,390	0.69	4,666,502	8,145	0.69
FHLB advances(4)	2.23	2,538,230	14,325	2.24	2,571,503	15,137	2.34	2,570,657	15,682	2.42
FHLB line of credit	—	2,077,174	1,749	0.33	2,084,783	1,402	0.26	2,077,174	1,306	0.25
FHLB borrowings	2.23	4,615,404	16,074	1.38	4,656,286	16,539	1.41	4,647,831	16,988	1.45
Repurchase agreements	2.94	200,000	1,504	2.94	203,478	1,542	2.97	220,000	1,731	3.08
Total borrowings	2.29	4,815,404	17,578	1.44	4,859,764	18,081	1.47	4,867,831	18,719	1.52
Total interest-bearing liabilities	1.26	9,717,414	26,377	1.08	9,656,156	26,471	1.09	9,534,333	26,864	1.11
Other noninterest-bearing liabilities		132,368			111,678			127,458
Stockholders' equity		1,414,173			1,424,852			1,489,905
Total liabilities and stockholders' equity		$11,263,955			$11,192,686			$11,151,696
									(Continued)

	At	For the Three Months Ended
	December 31, 2015	December 31, 2015			September 30, 2015			December 31, 2014
		Average	Interest		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
		(Dollars in thousands)

Net interest income(5)			$47,982			$47,940			$48,036
Net interest rate spread(6)	1.99%			1.63%			1.62%			1.63%
Net interest-earning assets		$1,259,621			$1,301,095			$1,386,765
Net interest margin(7)				1.75			1.75			1.76
Ratio of interest-earning assets
to interest-bearing liabilities				1.13x			1.13x			1.15x

Selected performance ratios:
Return on average assets (annualized)				0.74%			0.67%			0.73%
Return on average equity (annualized)				5.86			5.27			5.50
Average equity to average assets				12.55			12.73			13.36
Operating expense ratio(8)				0.84			0.90			0.83
Efficiency ratio(9)				44.05			47.31			43.42
Pre-tax yield on daily leverage strategy(10)				0.16			0.19			0.22

Selected performance ratios, excluding the effects of the daily leverage strategy:
Net interest margin				2.11			2.10			2.11
Return on average assets (annualized)				0.88			0.80			0.87
Return on average equity (annualized)				5.70			5.09			5.28
									(Concluded)

(1)
Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $38.2 million, $39.0 million, and $36.9 million for the quarters ended December 31, 2015, September 30, 2015, and December 31, 2014, respectively.

(4)	The balance and rate of FHLB advances are stated net of deferred prepayment penalties.

(5)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(8)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(9)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(10)
The pre-tax yield on the daily leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.